Exhibit 5.1

LEGAL & COMPLIANCE, LLC

LAURA ANTHONY, ESQUIRE	WWW.LEGALANDCOMPLIANCE.COM
________________________________	WWW.SECURITIES-LAW-BLOG.COM
STUART REED, ESQUIRE
LAZARUS ROTHSTEIN, ESQUIRE
OF COUNSEL	DIRECT E-MAIL:
LANTHONY@LEGALANDCOMPLIANCE.COM

April 25, 2013

Board of Directors

Omega Commercial Finance Corporation

1000 5th Street, Suite 200,

Miami, Florida 33139

Re:

Omega Commercial Finance Corporation

Form S-8 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), being filed Omega Commercial Finance Corporation, a Wyoming corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the shares of common stock being issued pursuant to the Registration Statement, will be, when so issued, duly authorized, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely yours,

/s/ Laura E. Anthony

For the Firm

330 CLEMATIS STREET, #217 • WEST PALM BEACH, FLORIDA • 33401 • PHONE: 561-514-0936 • FAX 561-514-0832